Exhibit 99.1

FOR IMMEDIATE RELEASE ON THURSDAY, JUNE 30, 2011

KODIAK OIL & GAS CORP. COMPLETES WILLISTON BASIN ACQUISITION

DENVER — June 30, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana, today announces the June 30, 2011 closing of the previously announced acquisition of Williston Basin oil and gas producing properties and undeveloped leasehold.

Included in the transaction are approximately 25,000 net mineral acres and production of approximately 200 net barrels of oil equivalent per day (BOE/d).  The total purchase price for the leasehold interests and associated assets is $85.5 million and is comprised of $71.5 million in cash and the issuance to the Seller of 2.5 million shares of Kodiak common stock.  Kodiak funded the transaction through cash balances and borrowings under credit facilities including its reserve-based revolving line of credit.

As part of the transaction, Kodiak entered into a contract for a new build drilling rig that was previously contracted to the Seller.  The new build drilling rig is scheduled for completion in September 2011.

Including today’s acquisition, Kodiak’s acreage position in the Williston Basin now approximates 100,000 net acres.

The shares of common stock of Kodiak issuable under the acquisition agreement with the Seller have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Operations Update

Kodiak has begun completion operations on its two-well pad in the Koala project area in McKenzie County, N.D.  The Company anticipates completing both wells during early July 2011 and plans to simultaneously flow back the wells and turn them to production facilities and gas pipeline infrastructure which services the area.  Kodiak operates the two-well pad with a 52.5% working interest and a 42.5% net revenue interest.

Following this two well pad, completions operations will move to Dunn County, N.D. where a four-well pad is being prepared for fracture stimulation operations in late July and early August.  Oil, gas and water disposal pipelines have been constructed to these wells.  In addition, four gross (2 net) wells have been drilled on Kodiak’s non-operated lands in Dunn County and completion operations are underway of the first of those wells.  Operated and non-operated completion procedures are expected to be continuous through the third quarter.

Kodiak is currently drilling ahead on four wells with two rigs running in McKenzie County, N.D. and two rigs running in Dunn County, N.D.  Each of these rigs is drilling on multi-well pads.

“We are pleased to have closed on another high-quality Williston Basin acquisition,” said Kodiak’s Chairman and CEO Lynn A. Peterson.  “The new assets provide Kodiak and its shareholders a meaningful inventory of largely de-risked additional drillable locations for future growth.  By expanding our presence in the Basin, we can further improve our field-level efficiencies as we continue to work to improve per-well economics and reduced lease operating expense.

“Vastly improved weather and much better surface conditions are returning to the Williston Basin.  Our fracture stimulation operations are underway at Koala without weather or road condition impediments.  Our 2011 program is largely on schedule and we expect to see significant changes in our production volumes as we complete several wells in the coming weeks.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the expectations and anticipated benefits of the acquisition transaction, the expansion of the Company’s presence in the Williston Basin, the Company’s operational, exploration and development plans, the Company’s expectations of changes in production volumes and timing of completion of wells, the Company’s expectations regarding drilling plans, and the expected timing and completion of the new drilling rig.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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